Exhibit 27(l)

April 15, 2004

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company (“Pruco Life”) of Survivorship Variable Universal Life Insurance Contracts (the “Contracts”) under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 7 to Registration Statement No.333-94117 on Form N-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto.

I have examined the actuarial assumptions and actuarial methods used in determining the hypothetical illustrations of included in the prospectus. In my opinion:

(1)      The  illustrations  of cash  surrender  values,  death  benefits  and/or  any other  values  illustrated  are consistent with the provisions of the Contract and the Depositor's administrative procedures;
(2)      The rate  structure  of the  Contract  has not  been  designed,  and the  assumptions  for the  illustrations
         (including  sex,  age,  rating  classification,  and  premium  amount  and  payment  schedule)  have not been selected,  so as to make the  relationship  between  premiums and  benefits,  as shown in the  illustrations, appear to be materially more favorable than for any other prospective  purchaser with different  assumptions;
         and
(3)      The  illustrations  are  based  on a  commonly  used  rating  classification  and  premium  amount  and  ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Experts” in the prospectus.

Very truly yours,

/s/ Pamela A. Schiz, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America